EXHIBIT 10.15

EMPLOYMENT AGREEMENT

     This Employment Agreement is made as of the 29th day of May, 2002 by and between FIRST FEDERAL SAVINGS BANK, a banking institution organized under the laws of the United States (the “Bank”) and RICHARD B. BOYER (“Boyer”).

WITNESSETH

     WHEREAS, contemporaneously herewith, the Bank’s subsidiary, FedFirst Exchange Corporation, is acquiring from Boyer a majority of the outstanding shares of the capital stock of Exchange Underwriters, Inc., a Pennsylvania corporation (the “Company”) pursuant to a Stock Purchase Agreement dated May 29, 2002 (the “Purchase Agreement”); and

     WHEREAS, as a condition of the closing under the Purchase Agreement, Boyer shall become an employee of the Bank, for the purposes of rendering services on behalf of the Company as its Chief Operating Officer, pursuant to an Employment Agreement of even date herewith between the Company and Boyer (the “Company Employment Agreement”); and

     WHEREAS, the parties wish to set forth their agreement concerning Boyer’s employment by the Bank.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and in further consideration of the facts set forth above, and intending to be legally bound hereby, the parties agree as follows:

Section 1. Employment.

     The Bank shall employ Boyer, and Boyer accepts employment by the Bank, on the terms and conditions contained in this Agreement, for a period commencing as of the date hereof and continuing until termination of the Company Employment Agreement.

Section 2. Duties.

     Boyer’s duties on behalf of the Bank shall be to operate the Company as its Chief Operating Officer, pursuant to the Company Employment Agreement. Boyer shall hold the title of Vice President of the Bank, but shall devote his full working time to performing services on the Company’s behalf. The Bank agrees to make Boyer available to the Company at all times to perform such services as related to his position as the Company’s Chief Operating Officer.

Section 3. Compensation and Benefits.

     Contributions by the Bank to the Bank’s supplemental executive retirement plan, as described in section 4 below, shall constitute the Bank’s total participation in Boyer’s compensation and benefits. Compensation and benefits to be provided to Boyer by the Company are described in the Company Employment Agreement.

Section 4. SERP Payments.

     In connection with Boyer’s employment by the Bank, the Bank is adopting a supplemental executive retirement plan (“SERP”) for Boyer’s benefit, to which the Bank will make contributions during the term of Boyer’s employment. The parties agree that the level of the Bank’s contributions to the SERP (the “Bank Contributions”) will be reduced in the event that the Company, for any reason, ceases to receive commissions (“Coveralls Commissions”) from the Coveralls Account (as defined in the Company Employment Agreement) at any time during the initial sixty (60) months of the Employment Period (also defined in the Company Employment Agreement). The amount of the reduction (expressed as a percentage) shall be determined as follows:

          (i) At such time as the Company ceases to receive Coveralls Commissions (the “Coveralls Account Termination Date”), the Bank shall determine the percentage of the Company’s total commission revenues represented by the Coveralls Commissions during the twelve (12)-month period preceding the Coveralls Account Termination Date. Such determination shall be made by dividing the Coveralls Commissions received by the Company during the twelve (12) calendar months preceding the Coveralls Account Termination Date, by the Company’s total commission revenues during the same period.

          (ii) The result obtained in (i) above shall be divided by sixty (60).

          (iii) The result obtained in (ii) above shall be multiplied by the number of calendar months remaining in the first sixty (60) months of the Employment Period (including the month in which the Coveralls Account Termination Date occurs).

          (iv) The result obtained in (iii) above shall be the percentage reduction in the Bank Contributions to the SERP.

          By way of illustration of the foregoing, if the Company loses the Coveralls Account in the 25th month of the Employment Period, and if the Coveralls Commissions accounted for 40% of the Company’s total revenues from commissions during months 12 through 24, then the Bank Contributions to the SERP shall be reduced by 24%, determined as follows:

☐	40% ÷ 60 = 2/3%
☐	2/3% x 36 = 24%

Section 5. Disputes.

     Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by a single arbitrator in arbitration with the American Arbitration Association conducted in Pittsburgh, Pennsylvania. in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator’s decision shall be in writing and shall be final and nonappealable. The arbitrator’s authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining and/or compelling such actions as found by the arbitrator. Each party shall bear its own expenses in connection with the arbitration proceeding, and the cost of the arbitration shall be equally shared by the parties.

Section 6. Survival.

     The parties acknowledge that certain of the provisions of this Agreement have continued applicability despite the termination of Boyer’s employment hereunder. Therefore, the parties agree that the termination of Boyer’s employment shall not terminate this Agreement as it pertains to any liability or other obligation which shall have accrued hereunder up to and including the date of termination, and the parties shall carry out and be bound by any provisions hereof which contemplate performance by them subsequent to such termination.

Section 7. Entire Agreement.

     This Agreement shall constitute the entire agreement between the Bank and Boyer with respect to Boyer’s employment by the Bank, and supersedes all prior agreements, if any, whether written or oral, between them, relating thereto. This Agreement may be amended or altered only by the written agreement of the Bank and Boyer.

Section 8. Notice.

     Any notice to be given hereunder shall be deemed given when personally delivered to the party to receive such notice, or when mailed, postage prepaid, by registered or certified mail, or by express delivery service, if to the Bank at P. O. Box 369, Donner at Sixth, Monessen, Pennsylvania 15062, Attention: President, and if to Boyer, to his residence address appearing on the books of the Bank. Such addresses may be changed by notice in writing to the other party as aforesaid.

Section 9. Binding Effect.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors and assigns of the Bank, and the heirs and personal representatives of Boyer, but neither this Agreement nor any of the rights hereunder shall be assignable or delegable by Boyer.

Section 10. Severability.

     Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions hereof shall continue to be enforceable to the full extent allowable.

Section 11. Interpretation.

     This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

ATTEST:	FIRST FEDERAL SAVINGS BANK

Illegible	By:	/s/Peter. D. Griffith

Peter D. Griffith, President

WITNESS:	BOYER:

/s/Marilyn Faysor	/s/Richard B. Boyer

Richard B. Boyer

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